Exhibit 99.2

TESARO Acquisition by GSK

For distribution at 7:01am ET, Monday, December 3, 2018

Subject line: A new beginning

TESARO All Company Announcement

December 3, 2018

Dear TESARO Associates,

This is a tremendous day for all of us at TESARO, Inc. This morning, we announced, together with GSK, that the companies have entered into a definitive agreement under which GSK will acquire TESARO for $5.1 billion, or $75 per share. A copy of today’s press release can be found on our website.

This transaction and partnership marks a new beginning in the way we live out our mission, but it will not alter our dedication and commitment to patients. We believe this change will allow our mission, to deliver transformative products to all individuals living with cancer, to endure and accelerate in a manner that in the near term we could not fully realize on our own.

We are grateful to the management team at GSK for their commitment to preserve and build upon the positive impact we have had while serving the cancer community at large, especially for our patients living with ovarian cancer. There are a number of fundamental certainties that make us tremendously excited about this transaction:

•                  GSK intends to significantly invest in TESARO’s mission, helping us to accelerate the R&D efforts and commercial initiatives over a time horizon we could not have accomplished alone

•                  Our oncology-focused Boston-based site, together with our U.S. field and International organizations, will provide GSK with a foundation for future talent building and expansion

•                  GSK recognizes that you, the TESARO associates, are in fact our greatest asset and they respect this talented team and its many accomplishments. They understand the importance of our values: patient, whole person, sustainability, relationship and audacious goals; and hope to preserve what they see as an important culture that permeates through all that we do

We will hold an All Associates Meeting at 11:15am Eastern time on Monday, December 3, so that we may address your questions. During this meeting we will also have the pleasure of introducing you to the CEO of GSK, Emma Walmsley, Dr. Hal Barron, CSO, President, R&D, and Luke Miels, President, Global Pharmaceuticals. You will soon receive an invitation to this meeting, including a webcast link for those participating remotely. In addition to our All Associates Meeting, we will be conducting Town Hall meetings with your respective ELT leaders on Tuesday; invitations are forthcoming.

Please note that over the coming weeks, you may be contacted by members of the media, investors or other interested third parties regarding this transaction. Please forward all investor calls to Kate Rausch (krausch@tesarobio.com) and/or media calls to Kristin Ainsworth (kainsworth@tesarobio.com).

We look forward to connecting with you all later this morning.

Kind regards,

Lonnie and Mary Lynne

Additional information and where to find it

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer or a recommendation to sell securities, nor is it a substitute for the tender offer materials that GSK and its indirect subsidiary will file with the Securities and Exchange Commission (the “SEC”).  The tender offer for the outstanding shares of TESARO’s common stock described in this communication has not commenced.  At the time the tender offer is commenced, GSK and Adriatic Acquisition Corporation will file, a Schedule TO Tender Offer Statement with the SEC, and thereafter TESARO will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer.  The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials (once they become available) will be made available to TESARO’s stockholders at no expense to them by the information agent for the tender offer, which will be announced.  In addition, those materials and all other documents filed by TESARO or GSK with the SEC will be available at no charge on the SEC’s website at www.sec.gov.  In addition to the Schedule 14D-9 Solicitation/Recommendation Statement and Schedule TO Offer Statement (once each becomes available), TESARO and GSK file or furnish, as applicable, annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by TESARO at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-0330 for further information on the public reference room. TESARO’s and GSK’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of TESARO and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for TESARO’s business; the commercial success of TESARO’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of TESARO’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from TESARO’s ongoing business operations; changes in TESARO’s businesses during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission by TESARO, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by TESARO. All forward-looking statements are based on information currently available to TESARO, and TESARO assumes no obligation to update any forward-looking statements.